Item 9.01 Financial Statements and Results

EXHIBIT 99.1 PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
                                James A. Dowd – Senior Vice President, CFO
                                Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Second Quarter and Year to Date Earnings

Oswego, New York, July 29, 2013 - Pathfinder Bancorp, Inc. (“Company”), the mid-tier holding company of Pathfinder Bank, (NASDAQ: PBHC) announced its results for the three and six month periods ended June 30, 2013.

Highlights for the three and six month periods ended June 30, 2013

•
Net income for the second quarter of 2013 was $823,000 as compared to $721,000 for the comparable prior year period.  The increase in net income was principally due to the $288,000 after tax gain on sale of an $8.8 million residential loan portfolio, comprised of longer term and fixed rate lower yielding loans, in support of the Company’s initiative to manage its balance sheet interest rate risk.  Net income for the six month period ended June 30, 2013 was $1.3 million as compared to $1.2 million for the same period in 2012.

•
Basic and diluted earnings per share were $0.33 for the second quarter of 2013 as compared to basic and diluted earnings per share of $0.24 for the second quarter of 2012.  Basic and diluted earnings per share for the six month period ended June 30, 2013 were $0.53 as compared to $0.40 for the comparable period in 2012.  The increase was due to the income generated from the above mentioned residential loan sale and the lack of need for SBLF preferred stock dividend payments through the second quarter of 2013 as positive updated lending information provided to the U.S. Treasury resulted in a credit against the dividend rate for this quarter and the six month year to date period.

•
Return on average assets was 0.66% for the three month period ended June 30, 2013 compared to 0.62% for the corresponding period in 2012.  The increase was due to the increase in net income between the year over year second quarter periods.  Return on average assets was 0.53% for the six month period in 2013 compared to 0.54% for the six month period in 2012.

•
Return on average equity was 7.93% for the three month period ended June 30, 2013, compared to 7.49% for the same period in 2012.  The increase was due to the improvement in net income between the year over year second quarter periods.  For the six month period in 2013, return on average equity was 6.43%, compared to 6.50% for the same period in 2012.

•
Total loans were $337.6 million at June 30, 2013, compared to total loans of $333.7 million at December 31, 2012, representing a nominal aggregate increase of $3.9 million, or 1.2%, with the portfolio’s growth limited by the above referenced residential loan sale.

“Our earnings growth continues to be driven by organic loan origination in an expanded market,” according to Thomas W. Schneider, President and CEO.  “Onondaga County and the greater Syracuse market have proven increasingly fertile ground for our community banking model.  To further the Bank’s success in this market we recently executed a lease for a loan production office in the renovated, historic Pike Block Building in downtown Syracuse,” Schneider continued.  “We expect to open the office with deposit gathering capabilities in the fall.”

Income Statement

For the three months ended June 30, 2013, net interest income increased to $3.9 million from $3.7 million in the same prior year period as the increase in the average balance of earning assets, particularly loans, was partially offset by the decrease in net interest margin.  Net interest margin on a tax equivalent basis for the second quarter of 2013 continued to decrease to 3.40% from 3.47% for the comparable prior year period as the yield on earning assets declined more rapidly than the rates paid on interest bearing liabilities.  On a linked quarter basis, however, net interest margin remained unchanged.  The growth in average balances of commercial loans and commercial real estate loans, coupled with the reduced rates paid on maturing time deposits which were replaced with certificates of deposit at the current lower market rates, and lower costs of Federal Home Loan Bank borrowings were principally responsible for the improvement in net interest income between the second quarter of 2013 as compared to the second quarter of 2012.

For the first half of 2013, net interest income was $7.7 million as compared to $7.3 million in the same prior year period stemming from reduced rates paid on time deposits and an increase in average balances on commercial loans and real estate commercial loan products.  The increase in average balances of the commercial product segments directly supports the Company’s continued initiative to diversify its total loan portfolio.

Noninterest income for the second quarter of 2013 was $1.1 million as compared to $783,000 for the comparable prior year period due principally to the above mentioned gain on the sale of the residential loan portfolio, with a pretax amount of $395,000, and the gain on the sale of investment securities.  Noninterest income for the six month period ended June 30, 2013 was $1.8 million as compared to $1.5 million in the same 2012 period.

Noninterest expense for the second quarter of 2013 was $3.6 million, an increase of $247,000 from the second quarter of 2012, due principally to an increase in personnel expenses driven by wage increases and benefit costs, and miscellaneous other expenses comprised of a write-down on a repossessed asset, fraud losses, office supplies, and travel and training.  Additionally, advertising expenses, stemming from the Company’s focus on additional media exposure and direct mail contact during the second quarter of 2013, increased over the comparable prior year second quarter period.  Noninterest expense for the six month period ended June 30, 2013 was $7.1 million, an increase of $296,000 from the prior year six month period and due principally to advertising expenses, the repossessed asset write-down, fraud losses, and travel and training.

For the second quarter of 2013, the Company recorded $276,000 in provision for loan losses as compared to $150,000 for the second quarter of 2012.  This increase was due primarily to the Company’s quarterly review of the probable and estimable losses within the loan portfolio and the net charge-offs of $98,000 recorded in the second quarter of 2013 as compared to $50,000 in net charge-offs recorded in the same prior year period.   For the six month period ended June 30, 2013, the Company recorded a provision of $600,000, as compared to $375,000 in provision for loan losses recorded in the same 2012 six month period.  Net charge-offs were $237,000 for the first six months of 2013 as compared to $143,000 for the same prior year period, an increase of 66%.  The increase was primarily due to charge-offs on two residential first mortgage loans as well as charge-offs within the home equity and junior liens and consumer loan segments.

Balance Sheet as of June 30, 2013

Total assets increased to $494.4 million at June 30, 2013 as compared to $477.8 million at December 31, 2012.  This increase of $16.6 million was largely centered in investment securities and, to a lesser extent, gross loans.  Investment securities increased to $119.3 million at June 30, 2013 from $108.3 million at year end 2012.  Gross loans increased $3.9 million as the $8.8 million decrease in loans from the above mentioned loan sale was offset primarily by a $12.3 million increase in commercial and municipal loans.

The increase in total assets was largely funded by increases in municipal, retail, and business deposits in support of the Company’s organic growth objectives.  Total deposits at June 30, 2013 were $400.4 million as compared to $391.8 million at December 31, 2012.

Shareholders’ equity decreased to $40.1 million at June 30, 2013 as compared to $40.7 million at December 31, 2012 due principally to the increase in accumulated other comprehensive loss as rising interest rates between the above two time periods caused a decrease in the market value of our available-for-sale investment portfolio, after tax.

Asset Quality

Asset quality metrics reported mixed results through the first half of 2013.  Annualized net loan charge-offs were 0.14% for the first six months of 2013 as compared to 0.09% for the same prior year period and principally centered in residential first mortgage loans and home equity loans and junior liens.  Impaired loans decreased modestly to $6.2 million at June 30, 2013 as compared to $6.7 million at December 31, 2012.  Nonperforming loans to period end loans increased to 1.72% at June 30, 2013 as compared to 1.66% and 1.39% at December 31, 2012 and June 30, 2012, respectively.  The increase in the ratio between the year over year June 30 periods was principally due to the addition of a large commercial relationship changed to nonperforming status in the first quarter of 2013.  The provision for loan losses recorded in the second quarter of 2013 allowed the ratio of allowance for loan losses to period end loans to increase to 1.44% at June 30, 2013 as compared to 1.35% at December 31, 2012 and June 30, 2012.

Delinquency trends improved across all product segments between December 31, 2012 and June 30, 2013 with the most notable improvements reported within the residential loan and consumer loan portfolios.  Management reviews trends in historical loss rates and environmental factors on a quarterly basis, in addition to assessing the specific allowance needs on impaired loans, and judges the current level of allowance for loan losses to be adequate to absorb the estimable and probable losses inherent in the loan portfolio.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012

Condensed Income Statement
Interest and dividend income	$4,735	$4,680	$9,476	$9,352
Interest expense	833	997	1,730	2,012
Net interest income	3,902	3,683	7,746	7,340
Provision for loan losses	276	150	600	375
	3,626	3,533	7,146	6,965
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	623	685	1,230	1,325
Net gain on sales of securities,
loans and foreclosed real estate	481	98	550	186
Noninterest expense	3,601	3,354	7,105	6,809
Income before income taxes	1,129	962	1,821	1,667
Provision for income taxes	306	241	493	418

Net Income	$823	$721	$1,328	$1,249

Preferred stock dividends	-	116	-	254
Net income available to common shareholders	$823	$605	$1,328	$995

Key Earnings Ratios
Return on average assets	0.66%	0.62%	0.53%	0.54%
Return on average equity	7.93%	7.49%	6.43%	6.50%
Net interest margin (tax equivalent)	3.40%	3.47%	3.40%	3.52%

Share and Per Share Data
Basic weighted average shares outstanding	2,515,057	2,503,389	2,513,503	2,501,588
Basic earnings per share*	$0.33	$0.24	$0.53	$0.40
Diluted weighted average shares outstanding	2,530,948	2,505,870	2,521,492	2,512,200
Diluted earnings per share*	$0.33	$0.24	$0.53	$0.40
Cash dividends per share	$0.03	$0.03	$0.06	$0.06
Book value per common share at June 30, 2013 and 2012			$10.37	$10.24

*Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends
Weighted average shares outstanding do not include unallocated ESOP shares.

	June 30,	December 31,	June 30,
	2013	2012	2012
Selected Balance Sheet Data
Assets	$494,367	$477,796	$474,906
Earning assets	463,844	448,246	441,876
Total loans	337,600	333,748	312,578
Deposits	400,379	391,805	399,663
Borrowed funds	44,768	34,964	25,019
Allowance for loan losses	4,864	4,501	4,213
Junior subordinated debentures	5,155	5,155	5,155
Shareholders' equity	40,143	40,747	39,806

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.14%	0.10%	0.09%
Allowance for loan losses to period end loans	1.44%	1.35%	1.35%
Allowance for loan losses to nonperforming loans	83.86%	81.13%	106.47%
Nonperforming loans to period end loans	1.72%	1.66%	1.39%
Nonperforming assets to total assets	1.26%	1.25%	1.00%

The information is preliminary and based on company data at the time of presentation.